As filed with the Securities and Exchange Commission on January 19, 2000
                                                   Registration  No.  333-_____.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ________________
                           WEINGARTEN REALTY INVESTORS
             (Exact Name of Registrant as Specified in its Charter)

          TEXAS                                    74-1464203
  (State or other jurisdiction                   (I.R.S. Employer
of incorporation or organization)            Identification Number

   2600 CITADEL PLAZA DRIVE                        77008
          SUITE 300                               (Zip Code)
        HOUSTON, TEXAS
    (Address of Principal
      Executive Officers)


                           WEINGARTEN REALTY INVESTORS
                            1993 INCENTIVE SHARE PLAN
                            (Full Title of the Plan)

                               STANFORD ALEXANDER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           WEINGARTEN REALTY INVESTORS
                       2600 CITADEL PLAZA DRIVE, SUITE 300
                              HOUSTON, TEXAS 77008
                     (Name and Address of Agent for Service)

                                 (713) 866-6000
          (Telephone Number, Including Area Code, of Agent for Service)
                                ________________
                                   Copies to:
                                BRYAN L. GOOLSBY
                                  GINA E. BETTS
                            LOCKE LIDDELL & SAPP LLP
                          2200 ROSS AVENUE, SUITE 2200
                               DALLAS, TEXAS 75201
                                  _____________

==========================================================================================================
                                     CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
                                  Amount        Proposed Maximum    Proposed Maximum           Amount of
      Title of Securities         to be          Offering Price        Aggregate             Registration
       to be registered         Registered        Per Share (2)     Offering Price (2)         Fee (3)
----------------------------------------------------------------------------------------------------------
Common Shares of
Beneficial Interest,par
value $0.03 per share           750,000 (1)    $          39.438    $       29,578,500    $          7,809
==========================================================================================================

(1) Represents 750,000 additional common shares issuable pursuant to the Weingarten Realty Investors 1993 Incentive Share Plan.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) based on an average of the high and low sales prices of the common shares on the New York Stock Exchange on January 12, 2000 of $39.438 per share.
(3) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                                EXPLANATORY NOTE

     This Registration Statement on Form S-8 is filed in order to register an additional 750,000 common shares of beneficial interest, par value $0.03 per share, for issuance pursuant to our 1993 Incentive Share Plan. The common shares registered by this Registration Statement are additional securities of the same class and relate to the same benefit plan for which we filed Registration Statements on Form S-8 (Nos. 033-52473 and 333-37823), which were filed with the SEC on March 1, 1994 and October 14, 1997, respectively. Pursuant to General Instruction E to Form S-8, the contents of those earlier Registration Statements (Nos. 033-52473 and 333-37823), which each registered 500,000 shares for issuance under the plan, are hereby incorporated by reference.

     The reoffer prospectus that is being filed with this registration statement has been prepared in accordance with the requirements of Part I of Form S-3, and pursuant to General Instruction C to Form S-8, and may be used for reofferings of our common shares identified in the prospectus that constitute "control securities" (within the meaning of General Instruction C to Form S-8).

     REOFFER  PROSPECTUS


                           WEINGARTEN REALTY INVESTORS

                  750,000 COMMON SHARES OF BENEFICIAL INTEREST

                           WEINGARTEN REALTY INVESTORS
                            1993 INCENTIVE SHARE PLAN
                                   __________

We are a Texas real estate investment trust. The persons listed in this prospectus as our selling shareholders may offer and sell, from time to time, up to 750,000 shares of our common shares of beneficial interest. These common shares have been or may be issued to the selling shareholders pursuant to our 1993 Incentive Share Plan. In addition, some of the common shares issued pursuant to the plan are subject to restrictions on transferability. The common shares may be acquired by the selling shareholders, and sold by them, over an extended period of time. All net proceeds from the sale of the common shares offered by this prospectus will go to the selling shareholders. The aggregate proceeds to the selling shareholders will be the purchase price of the common shares sold less the aggregate commissions and discounts paid in connection with such sale. We will not receive any proceeds from the sales of the common shares.

     The selling shareholders may offer and sell the common shares through public or private transactions, on the New York Stock Exchange (or any other exchange which our common shares are then traded) at the prevailing market price or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders in amounts to be negotiated. We will pay all of the costs and expenses incurred with the registration of the resale of the common shares under the Securities Act of 1933. The selling shareholders will pay all costs associated with any sales of the common shares, including any discounts, commissions and applicable transfer taxes.

     Our common shares are listed on the New York Stock Exchange under the symbol "WRI." On January 14, 2000, the closing sale price for our common shares, as quoted on the New York Stock Exchange, was $39.94 per share. The mailing address of our principal executive offices is 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008, and our telephone number is (713) 866-6000.

                                  ____________


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  _____________


                 The date of this prospectus is January 19, 2000

                                TABLE OF CONTENTS
                                -----------------

NOTE  REGARDING  FORWARD-LOOKING  STATEMENTS. . . . . . . . . . . . . . . . . 1

THE  COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

USE  OF  PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

SELLING  SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

PLAN  OF  DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

INDEMNIFICATION  OF  OFFICERS  AND  DIRECTORS . . . . . . . . . . . . . . . . 3

LEGAL  MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

WHERE  YOU  CAN  FIND  MORE  INFORMATION. . . . . . . . . . . . . . . . . . . 5

INCORPORATION  OF  DOCUMENTS  BY  REFERENCE . . . . . . . . . . . . . . . . . 5




                                  ____________



                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus (including the information incorporated in it by reference) contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "anticipate," "intend," "estimate," "assume" or other similar expressions.

     YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS BECAUSE THE MATTERS THEY DESCRIBE ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER UNPREDICTABLE FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL.

     Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. We assume no responsibility to update our forward-looking statements.



                                  ____________

                                   THE COMPANY

     We are a real estate investment trust based in Houston, Texas. We develop, acquire and own anchored neighborhood community shopping centers. To a lesser degree, we develop, acquire and own industrial real estate. We have engaged in these activities since 1948.

     As of November 30, 1999, we owned or had an equity interest in 237 operating properties consisting of 29.0 million square feet of building area. These properties consist of 185 shopping centers generally in the 100,000 to 400,000 square foot range, 50 industrial projects, one multi-family apartment complex and one office building. Our properties are located in Texas (178 properties) and the following states: Louisiana (11), Arizona (11), Nevada (8), Arkansas (6), New Mexico (5), Oklahoma (4), Tennessee (4), Kansas (3), Colorado
(3), Missouri (2), Maine (1) and Illinois (1). Our shopping centers are anchored primarily by supermarkets, drugstores and other retailers that sell basic necessity-type items. We currently lease to approximately 3,200 different tenants under 4,200 separate leases. At September 30, 1999, our properties were 92.7% occupied.

     Our executive offices are located at 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008, and our telephone number is (713) 866-6000.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the common shares offered by this prospectus will go to the selling shareholders, and we will not receive any proceeds from the sale of the common shares by the selling shareholders.

                              SELLING SHAREHOLDERS

     The selling shareholders identified in this prospectus may sell, from time to time, up to 750,000 common shares. These common shares may be sold over an extended period of time. The selling shareholders that sell their common shares pursuant to this prospectus are our current and former officers, trust managers and employees. The following table sets forth, as of the date of this prospectus, certain information regarding the selling shareholders' ownership of our common shares. If a selling shareholder transfers any of the common shares shown in the table, the transferee will be considered a selling shareholder for purposes of this prospectus, provided that (1) the transfer was a private placement and (2) the transferee is identified in this prospectus or a supplement to this prospectus. We will supplement this prospectus to identify additional selling shareholders and the amount of shares to be sold hereunder by each shareholder.

                                                                    SHARES
                                  POSITION          BENEFICIALLY  REGISTERED  SHARES BENEFICIALLY
        NAME                      WITH US              OWNED        HEREBY    OWNED AFTER OFFERING
------------------------  ------------------------  ------------  ----------  --------------------
                                                                              NUMBER   PERCENTAGE
                                                                              -------  ----------
Stanford Alexander . . .  Chairman and CEO             2,251,003
Andrew M. Alexander. . .  President                      323,578
Martin Debrovner . . . .  Vice Chairman                  218,796
Joseph W. Robertson, Jr.  Executive Vice President       141,417
Johnny Hendrix . . . . .  Senior Vice President           26,836
Stephen C.  Richter. . .  Senior Vice President           65,945
Jeffrey A. Tucker. . . .  Senior Vice President           50,362
Steven R. Weingarten . .  Senior Vice President           75,435
Patricia Bender. . . . .  Vice President                  16,370
Don  Dennis, Jr. . . . .  Vice President                  12,849
M. Candace DuFour. . . .  Vice President                  47,505
Brent Mann . . . . . . .  Vice President                   8,720
John J. Marcisz. . . . .  Vice President                  38,824
Joe Shafer . . . . . . .  Vice President                   7,695


                              PLAN OF DISTRIBUTION

This prospectus relates to the possible offer and sale from time to time by the selling shareholders of their common shares which they may receive pursuant to their participation in the plan. We are registering their common shares for resale to provide them with freely tradable securities.

Shareholders may offer their common shares through public or private transactions, on the New York Stock Exchange (or any other exchange which our common shares are then traded) at the prevailing market price or at privately negotiated prices. Any broker, dealer or underwriter to be utilized by a selling shareholder will be selected by such selling shareholder. Any compensation payable to such persons by a selling shareholder will be negotiated in the future. The selling shareholders and any underwriters, dealers or agents that participate in distribution of the common shares may be deemed to be underwriters, and any profit on sale of the shares by the selling shareholders and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

The common shares covered hereby may be sold pursuant to the registration statement of which this reoffer prospectus is a part, pursuant to Rule 144 or pursuant to another exemption from registration under the Securities Act of 1933.

     To the extent required, we will file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to the disclosed information.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Subsections (B) and (O) of Section 9.20 of the Texas Real Estate Investment Trust Act, empower a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a trust manager, officer, employee or agent of the real estate investment trust or is or was serving at the request of the real estate investment trust as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another real estate investment trust, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against expenses (including court costs and attorney fees), judgments, penalties, fines and settlements if he conducted himself in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     The Texas REIT Act further provides that, except to the extent otherwise permitted by the Texas REIT Act, a person may not be indemnified in respect of a proceeding in which the person is found liable to the real estate investment trust. Indemnification pursuant to Subsection (B) of Section 9.20 of the Texas REIT Act is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust if he is found liable to us or liable on the basis that an improper personal benefit was received.

     Subsection (C) of Section 15.10 of the Texas REIT Act provides that a trust manager shall not be liable for any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the real estate investment trust, if, in the exercise of ordinary care, he acted in good faith and in reliance upon information, opinions, reports, or statements, including financial statements and other financial data, concerning the real estate investment trust, that were prepared or presented by officers or employees of the real estate investment trust, legal counsel, public accountants, investment bankers, or certain other professionals, or a committee of the trust managers of which the trust manager is not a member. In addition, no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance, willful malfeasance or gross negligence.

     Article Sixteen of our Restated Declaration of Trust, as amended, provides that we shall indemnify officers and trust managers, as set forth below:

         (a) We shall indemnify every person who is or was serving as our or our corporate predecessor's trust manager or officer and any person who is or was serving at our request as a trust manager, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another real estate investment trust, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

         (b)     If  the  indemnification  provided  in  paragraph (a) is either
     (i) insufficient to cover all costs and expenses incurred by any person named in such paragraph as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named in such paragraph or (ii) not permitted by Texas law, we shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every person who is or was serving as our trust manager or officer and any person who is or was serving at our request as a trust manager, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another real state investment trust with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

     Our bylaws provide that we shall indemnify any trust manager or officer who was, is or is threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, because the person is or was serving as our trust manager, officer, employee or agent, or is or was serving at our request in the same or another capacity in another corporation, real estate investment trust, partnership, joint venture, trust, sole proprietorship, benefit plan or other enterprise, against judgments, penalties, fines, settlements and reasonable expenses actually incurred if it is determined that the person: (i) conducted himself in good faith, (ii) reasonably believed that, in the case of conduct in his official capacity, his conduct was in our best interests, and that, in all other cases, his conduct was at least not opposed to our best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided that, if the person is found liable to us, or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (A) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (B) will not be made in respect of any proceeding in which the person shall have been found liable to us for willful or intentional misconduct in the performance of his duty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trust managers, officers or persons controlling us pursuant to the foregoing discussion, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                 LEGAL  MATTERS

     The validity of our common shares that may be offered by this prospectus will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas.

                                     EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1998 and the Statement of Revenue and Certain Expenses for the period from January 1, 1998 through October 9, 1998 of Brodie Oaks Shopping Center and the Statement of Revenue and Certain Expenses for the year ended December 31, 1997 of Regal Distribution Center, incorporated in this prospectus by reference from our Current Report on Form 8-K dated August 13, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you may read and copy our SEC filings at the
------------------
office  of  the  New  York  Stock  Exchange, 20 Broad Street, New York, New York
10005.  Our  website  address  is  http://www.weingarten.com.
                                   --------------------------

     This prospectus is only part of a registration statement we filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that we have excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or document. You may inspect or obtain a copy of the registration statement, including exhibits and schedules, as described in the previous paragraph.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

- Our Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 001-09876).

- Our Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999 (File No. 001-09876).

- The description of our common shares of beneficial interest contained in our registration statement on Form 8-B filed March 17, 1988 (File No. 001-09876).

-  Current  Report  on  Form 8-K filed January 21, 1999 (File No. 001-09876).

-  Current  Report  on  Form  8-K filed August 13, 1999 (File No. 001-09876).

     You may request copies of these filings at no cost by writing or telephoning our Investor Relations Department at the following address and telephone number:

                           Weingarten Realty Investors
                            2600 Citadel Plaza Drive
                                    Suite 300
                              Houston, Texas 77008
                                 (713) 866-6000.

                                 750,000 SHARES


                           WEINGARTEN REALTY INVESTORS


                      COMMON SHARES OF BENEFICIAL INTEREST
                           ($.03 PER VALUE PER SHARE)








                               REOFFER PROSPECTUS





YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS REOFFER PROSPECTUS OR IN DOCUMENTS THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER WE NOR THE SELLING SHAREHOLDERS ARE OFFERING TO SELL THE COMMON SHARES TO ANY PERSON UNAUTHORIZED OR PROHIBITED TO DO SO. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS REOFFER PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS OFFER PROSPECTUS.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 17th day of January, 2000.

                                            WEINGARTEN  REALTY  INVESTORS



                                            By:  /s/  Stanford  Alexander
                                            ------------------------------------
                                                Stanford Alexander, Chairman and
                                                Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stanford Alexander, Martin Debrovner, Joseph W. Robertson and Andrew M. Alexander, and each of them, with the full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments,), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to fill the same, with all exhibits and schedules thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




       Signature                        Title                                       Date
       ---------                        -------------------------------------       ----

/s/ Stanford Alexander          Chairman of the Board, Chief Executive Officer   January 17, 2000
----------------------------              and Trust Manager
  Stanford Alexander

/s/ Andrew M. Alexander                 President and Trust Manager              January 17, 2000
----------------------------
  Andrew M. Alexander

/s/ Robert J. Cruikshank                     Trust Manager                       January 17, 2000
----------------------------
  Robert J. Cruikshank

/s/ Martin Debrovner                   Vice Chairman and Trust Manager           January 17, 2000
----------------------------
  Martin Debrovner

/s/ Melvin A. Dow                            Trust Manager                       January 17, 2000
----------------------------
  Melvin A. Dow

/s/ Stephen A. Lasher                        Trust Manager                       January 17, 2000
----------------------------
  Stephen A. Lasher

/s/ Joseph W. Robertson, Jr.   Executive  Vice  President  and  Trust  Manager   January 17, 2000
----------------------------             (Chief Financial Officer)
  Joseph W. Robertson, Jr.

/s/ Douglas W. Schnitzer                     Trust Manager                       January 17, 2000
----------------------------
  Douglas W. Schnitzer

/s/ Marc J. Shapiro                          Trust Manager                       January 17, 2000
----------------------------
  Marc J. Shapiro

/s/ J. T. Trotter                            Trust Manager                       January 17, 2000
----------------------------
  J. T. Trotter

/s/ Stephen C. Richter             Senior Vice President and Treasurer           January 17, 2000
----------------------------         (Principal Accounting Officer)
  Stephen C. Richter




                                  EXHIBIT INDEX

     Exhibit
     Number
     ------

     4.1    1993  Incentive  Share  Plan  (Incorporated  herein by reference to
            Exhibit 4.1 to our Registration Statement on Form S-8 filed with the SEC on March 1, 1994 (File No. 033-52473)).

*    4.2    Amendment  to  the  1993  Incentive  Share  Plan.

*    5.1    Opinion  of Locke Liddell & Sapp LLP regarding the validity of the securities  being  registered.

*    23.1   Consent of Locke Liddell & Sapp LLP (included as part of Exhibit 5).

*    23.2   Consent  of  Deloitte  &  Touche  LLP.

*    24.1   Power  of  Attorney  (included  on  signature  page).

_______________________
*Filed  herewith.